Exhibit 3.7

AMENDMENT NO. 4

TO

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

ENERGY TRANSFER EQUITY, L.P.

This Amendment No. 4 (this “ Amendment ”) to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., a Delaware limited partnership (the “ Partnership ”), dated as of February 8, 2006 (the “ Partnership Agreement”), is entered into effective as of December 23, 2013, by LE GP, LLC, a Delaware limited liability company (the “ General Partner”), as the general partner of the Partnership, on behalf of itself and the Limited Partners of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS

WHEREAS, Section 5.8 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner except as otherwise provided in the Partnership Agreement, may, for any Partnership purpose, at any time or from time to time, issue additional Partnership Securities to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion;

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement (to reflect a change that the General Partner determines does not adversely affect the Limited Partners in any material respect);

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect an amendment that the General Partner determines is necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.8 of the Partnership Agreement;

WHEREAS, the Partnership desires to issue newly created Class D Units (as defined below);

WHEREAS, the General Partner has determined that the creation of the Class D Units will be in the best interest of the Partnership and beneficial to the Limited Partners, including the holders of the Common Units;

WHEREAS, the issuance of the Class D Units complies with the requirements of the Partnership Agreement; and

WHEREAS, the General Partner has determined, pursuant to Section 13.1(g) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or appropriate in connection with the authorization of the issuance of the Class D Units;

NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

Section 1. Amendments.

(a) Section 1.1 of the Partnership Agreement is hereby amended to add or amend and restate the following definitions:

“ Accelerated Class D Unit Conversion Date” means the date on which a certain event has occurred as set forth in an agreement between the Partnership and a holder of a Class D Unit that has resulted in the Class D Unit Conversion Date of such holder being accelerated to the date of such event.

“ Additional Book Basis” means, with respect to any Adjusted Property, the portion of the Carrying Value of such Adjusted Property that is attributable to positive adjustments made to such Carrying Value, as determined in accordance with the provisions set forth below in this definition of Additional Book Basis. For purposes of determining the extent to which Carrying Value constitutes Additional Book Basis:

(i) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

(ii) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event (an “Additional Book Basis Reduction”) and the Carrying Value of other property is increased as a result of such Book-Down Event (a “Carrying Value Increase”), then any such Carrying Value Increase shall be treated as Additional Book Basis in an amount equal to the lesser of (a) the amount of such Carrying Value Increase and (b) the amount determined by proportionately allocating to the Carrying Value Increases resulting from such Book-Down Event the lesser of (I) the aggregate Additional Book Basis Reductions resulting from such Book-Down Event and (II) the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (ii) to such Book-Down Event).

“ Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property; provided that the provisions of the immediately preceding sentence shall apply to the determination of the Additional Book Basis Derivative Items attributable to Disposed of Adjusted Property.

“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account at the end of each taxable period of the Partnership after giving effect to the following adjustments:

(i) credit to such Capital Account any amounts which such Partner is (x) obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or (y) deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.701-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest were first issued.

“Agreed Value” of (a) a Contributed Property means the fair market value of such property at the time of contribution and (b) an Adjusted Property means the fair market value of such Adjusted Property on the date of the Revaluation Event, in each case as determined by the General Partner.

“ Book-Down Event” means a Revaluation Event that gives rise to a Net Termination Loss.

“Book-Up Event” means a Revaluation Event that gives rise to a Net Termination Gain.

“Carrying Value” means (a) with respect to a Contributed Property or an Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and other cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.6(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“ Class D Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to the Class D Units in this Agreement. The term “Class D Unit” does not refer to a Common Unit, and after the conversion of a Class D Unit into a Common Unit pursuant to the terms herein, such Unit will be a Common Unit.

“Class D Unit Conversion Date” means one or more dates set forth in an agreement between the Partnership and a holder of a Class D Unit on which all or a percentage of such holder’s Class D Units are convertible into Common Units subject to the terms herein.

“Class D Unit Conversion Effective Date” means, with respect to each Class D Unit eligible to be converted into a Common Unit pursuant to the terms of Section 5.14, the date on which such Class D Unit has a Capital Account equal to the Per Unit Capital Account as a result of allocations of Unrealized Gain pursuant to Section 5.14(b)(i)(C)(2).

“Disposed of Adjusted Property” has the meaning assigned to such term in Section 6.1(d)(xi)(B).

“Event Issue Value” means, with respect to any Common Unit as of any date of determination, (i) in the case of a Revaluation Event that includes the issuance of Common Units pursuant to a public offering and solely for cash, the price paid for such Common Units, or (ii) in the case of any other Revaluation Event, the Closing Price of the Common Units on the date of such Revaluation Event or, if the General Partner determines that a value for the Common Unit other than such Closing Price more accurately reflects the Event Issue Value, the value determined by the General Partner.

“Good Standing” means the satisfaction of certain conditions or requirements set forth in an agreement between the Partnership and a holder of a Class D Unit affecting the right of the holder to receive distributions with respect to a Class D Unit or have a Class D Unit converted into a Common Unit.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction. The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.6(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xi).

“Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.6(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xi).

“Net Termination Gain” means, for any taxable period, (a) the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.6(b)) that are recognized (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) the excess, if any, of the aggregate amount of Unrealized Gain over the aggregate amount of Unrealized Loss deemed recognized by the Partnership pursuant to Section 5.6(d) on the date of a Revaluation Event; provided, however, the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Sections 5.14(b)(i)(C) and 6.1(d)(i) through 6.1(d)(x).

“Net Termination Loss” means, for any taxable period, (a) the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.6(b)) that are recognized by the Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group) or (b) the excess, if any, of the aggregate amount of Unrealized Loss over the aggregate amount of Unrealized Gain deemed recognized by the Partnership pursuant to Section 5.6(d) on the date of a Revaluation Event; provided, however, the items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Sections 5.14(b)(i)(C) and 6.1(d)(i) through 6.1(d)(x).

“Remaining Net Positive Adjustments” means, as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the Unitholders holding Class D Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Class D Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, and (iii) with respect to the General Partner (as holder of the General Partner Interest), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Interest for each prior taxable period.

“Revaluation Event” means an event that results in an adjustment of the Carrying Value of each Partnership property pursuant to Section 5.6(d).

“Share of Additional Book Basis Derivative Items” means, in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the Unitholders holding Class D Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, and (iii) with respect to the General Partner (as the holder of the General Partner Interest), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time.

(b) Section 1.1 of the Partnership Agreement is hereby further amended to add the following sentence to the end of the definition of “Common Unit”;

“The term “Common Unit” does not refer to a Class D Unit prior to the conversion of such Unit into a Common Unit pursuant to the terms hereof.”

(c) Section 4.7(c) of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“(c) The transfer of a Class D Unit shall be subject to the restrictions imposed by Section 5.14(b)(vi) and Section 6.7.”

(d) Section 5.6(b) of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“(b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.6, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the respective Group Members’ governing, organizational or similar documents) of all property owned by (x) any Group Member that is classified as a partnership for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for federal income tax purposes of which a Group Member is, directly or indirectly, a partner.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) The computation of all items of income, gain, loss and deduction shall be made (x) except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), without regard to any election under Section 754 of the Code that may be made by the Partnership, and (y) as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes.

(iv) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(v) In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.6(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.

(vi) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(vii) Any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property or Adjusted Property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(viii) The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).”

(e) Section 5.6(d) of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

(d)

(i) Consistent with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(h)(2), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services or the conversion of the Combined Interest to Common Units pursuant to Section 11.3(b), the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership Property; provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time, and the amount of Partnership Liabilities. The General Partner may allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate). Absent a contrary determination by the General Partner, the aggregate fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value.

(ii) In accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(h)(2), immediately prior to any distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of a distribution other than one made pursuant to Section 12.4, be determined in the same manner as that provided in Section 5.6(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

(f) Article V of the Partnership Agreement is hereby amended to add a new Section 5.14 creating a new class of Units as follows:

“Section 5.14 Establishment of Class D Units.

(a) General. The General Partner hereby designates and creates a class of Units to be designated as “Class D Units” and initially consisting of a total of 770,000 Class D Units, and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class D Units as set forth in this Section 5.14. The initial Capital Account balance in respect of each Class D Unit shall be zero.

(b) Rights of Class D Units. With respect to each Class D Unit, during the period commencing upon issuance of such Class D Unit and ending on its Class D Unit Conversion Effective Date:

(i) Allocations.

(A) Allocations of Net Income. Net Income allocated pursuant to Section 6.1(a) shall be allocated to a Class D Unit to the same extent as such Net Income would be so allocated if such Class D Unit were a Common Unit that was then Outstanding.

(B) Allocations of Net Losses. Notwithstanding anything to the contrary in Section 6.1(b), a Class D Unit shall not receive any allocation of Net Loss pursuant to Section 6.1(b).

(C) Allocations of Unrealized Gain. Notwithstanding anything to the contrary in Section 6.1(c), Unrealized Gain shall be allocated to a Class D Unit prior to its Class D Unit Conversion Effective Date as follows:

(1) Prior to any allocations of Net Termination Gain or Net Termination Loss to the Partners pursuant to Section 6.1(c), Unrealized Gain shall first be allocated to the Class D Units until the deficit balance in each Class D Unit, if any, has been eliminated.

(2) Upon or following the occurrence of each Class D Unit Conversion Date or an Accelerated Class D Unit Conversion Date, and provided that, with respect to a Class D Unit Conversion Date, the holder of the Class D Unit was in Good Standing, the Partnership shall allocate Unrealized Gain to such holder of Class D Units, prior to any allocations of Net Termination Gain or Net Termination Loss to the other Partners pursuant to Section 6.1(c), until the Capital Account of each Class D Unit eligible to be converted on such Class D Unit Conversion Date or Accelerated Class D Unit Conversion Date is equal to the Per Unit Capital Amount for a then Outstanding Common Unit. If the Unrealized Gain allocated as a result of this Section 5.14(b)(i)(C)(2) is not sufficient to cause the Capital Account of each Class D Unit eligible to be converted into a Common Unit to equal the Per Unit Capital Account of a then Outstanding Common Unit, such Unrealized Gain shall be allocated to such Class D Units in a manner so as to allow for the greatest number of Class D Units to be converted into Common Units without issuing fractional units and the conversion of any remaining Class D Units having a Capital Account less than the Per Unit Capital Account of a then Outstanding Common Unit shall be deferred until the date on which sufficient Unrealized Gain is available and can be allocated to such remaining Class D Units pursuant to this Section 5.14(b)(i)(C)(2).

(D) Allocations of Net Termination Gain. Notwithstanding anything to the contrary in Section 6.1(c)(i), a Class D Unit shall not receive any allocation pursuant to Section 6.1(c)(i).

(E) Allocations of Net Termination Loss. Notwithstanding anything to the contrary in Section 6.1(c)(ii), a Class D Unit shall not receive any allocation pursuant to Section 6.1(c)(ii).

(E) Corrective Allocations. In the case of any allocation of Additional Book Basis Derivative Items consisting of depreciation, amortization or any other form of cost recovery, the Partnership shall apply a “keep your own” methodology with respect to the Class D Units prior to its Class D Unit Conversion Effective Date and allocate such items as provided in Section 6.1(d)(xi).

(F) Protective Allocation. In the event it is subsequently determined by a taxing authority that the Partnership was entitled to a deduction or expense upon the issuance of a Class D Unit, such deduction or expense, or, if unavailable, other items of Partnership deduction or expense of equal amount, shall be allocated to the Class D Unit that gave rise to such Partnership deduction or expense, such allocation having been made in the period in which such Class D Units were issued, in order to accurately reflect the economic entitlement of the Partners holding Common Units as reflected in their Capital Accounts.

(ii) Distributions.

(A) General. Except as otherwise provided in this Agreement, the Class D Units shall have the right to share in Partnership distributions on a pro rata basis with the Common Units so that the amount of any Partnership distribution to each Class D Unit will equal the amount of such distribution to each Common Unit.

(B) Catch-Up Distribution. Each Class D Unit may be entitled to a catch-up distribution equal to the aggregate distributions that were previously made to a Common Unit for one or more quarters of the calendar year in which the Class D Units were issued. The right of a holder of Class D Units to a distribution pursuant to this Section 5.14(b)(ii)(B) shall be set forth in an agreement between the Partnership and such holder of a Class D Unit. Such distribution, if applicable, shall be made within one (1) Business Day of the issuance of Class D Units to such holder.

(C) Requirement of Good Standing. The General Partner may enter into a separate agreement with a holder of a Class D Unit setting forth certain conditions affecting the rights of such holder of a Class D Unit. Such agreement shall specifically reference this section and establish the conditions upon which a holder of a Class D Unit is determined to be in Good Standing. In the event the holder of a Class D Unit fails to satisfies the conditions of Good Standing as set forth in such an agreement (unless cured pursuant to the terms of such separate agreement), such holder of a Class D Unit shall cease to have any right to distributions with respect to such holder’s Class D Units. For the avoidance of doubt, a requirement of Good Standing shall only affect the right to distributions with respect to the holder’s Class D Units and will not affect the holder’s right to distributions with respect to Common Units the holder may hold, including Common Units received as a result of the prior conversion of Class D Units, or any other Partnership Securities held by the holder.

(D) Notwithstanding anything in this Section 5.14(b)(ii) to the contrary, with respect to Class D Units that are converted into Common Units, the holder thereof shall not be entitled to a Class D Unit distribution and a Common Unit distribution with respect to such Units for the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the Record Date for the distribution in respect of such period.

(iii) Conversion. Subject to a requirement of Good Standing as may be set forth in an agreement between the Partnership and a holder of Class D Units, the Class D Units shall convert into Common Units upon a Class D Unit Conversion Date (or, if applicable, an Accelerated Class D Unit Conversion Date) as defined in an agreement between the Partnership and the holder of Class D Units. Notwithstanding the foregoing, the conversion of a Class D Unit into a Common Unit shall not occur until the Class D Unit Conversion Effective Date of such Class D Unit.

(iv) Voting Rights. The Class D Units will have such voting rights pursuant to the Partnership Agreement as such Class D Units would have if they were Common Units that were then Outstanding, except that the Class D Units shall be entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Class D Units in relation to other classes of Partnership Interests or as required by law. The approval of a majority of the Class D Units shall be required to approve any matter for which the holders of the Class D units are entitled to vote as a separate class. Each Class D Unit will be entitled to the number of votes equal to the number of Common Units into which a Class D Unit is convertible at the time of the record date for the vote or written consent on the matter.

(v) Certificates.

(A) The Class D Units will be evidenced by certificates in such form as the General Partner may approve. Unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the register and transfer agent for the Class D Units. The certificates evidencing Class D Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.

(B) The certificate(s) representing the Class D Units may be imprinted with a legend in substantially the following form (in addition to the legend required pursuant to Section 4.7(e)):

“THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ARE SUBJECT TO THE TERMS OF THE THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP

AGREEMENT OF ENERGY TRANSFER EQUITY, L.P., AS AMENDED. THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF ENERGY TRANSFER EQUITY, L.P. THAT THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED OR OTHERWISE ALIENATED WITHOUT THE WRITTEN CONSENT OF LE GP, LLC, THE GENERAL PARTNER OF ENERGY TRANSFER EQUITY, L.P.”

(vi) Limitations on Transfer. Except as otherwise may be set forth in a separate agreement with a holder of a Class D Unit, no Class D Unit may be transferred, sold, assigned, pledged or otherwise alienated without the written consent of the General Partner.

(vii) Splits and Combinations. In the event the Partnership, while any Class D Units are Outstanding, (a) makes a distribution on its Common Units in Common Units, (b) subdivides or splits its Common Units into a greater number of Common Units, or (c) combines or reclassifies its Common Units into a smaller number of Common Units, a corresponding distribution, subdivision, split, combination, or reclassification of the Class D Units shall automatically occur with respect to the Class D Units, or such other appropriate adjustment to the Class D Units shall be made as determined by the General Partner, so that the number of Class D Units Outstanding immediately after such split or combination of the Common Units equals the number determined by multiplying the number of Class D Units Outstanding immediately prior to such split or combination of the Common Units by a fraction, (i) the numerator of which shall be the number of Common Units Outstanding immediately following such split or combination and (ii) the denominator of which shall be the number of Common Units Outstanding immediately prior to such split or combination.

(g) The first sentence of Section 6.1 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“For purposes of maintaining Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.6(b)) shall be allocated (subject to Section 5.14(b)) among the Partners in each taxable year (or portion thereof) as provided herein below.”

(h) Section 6.1(d)(xi) of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“(xi) Corrective and Other Allocations. In the event of any allocation of Additional Book Basis Derivative Items or a Net Termination Loss, the following rules shall apply:

(A) The General Partner shall allocate Additional Book Basis Derivative Items consisting of depreciation, amortization or any other form of cost recovery (other than Additional Book Basis Derivative Items included in Net Termination Gain or Net Termination Loss) with respect to any Adjusted Property to the Class D Units, Pro Rata, in the same proportion as Unrealized Gain resulting from the Revaluation Event that gave rise to such Additional Book Basis Derivative Items was allocated to the Class D Units pursuant to Section 5.14(b)(i)(C).

(B) If a sale or other taxable disposition of an Adjusted Property, including, for this purpose, inventory (“Disposed of Adjusted Property”) occurs other than in connection with an event giving rise to Net Termination Gain or Net Termination Loss, the General Partner shall allocate (1) items of gross income and gain (x) away from the Class D Units and (y) to the Partners (other than holders of Class D Units to the extent of their Class D Units), or (2) items of deduction and loss (x) away from the Partners (other than holders of Class D Units to the extent of their Class D Units) and (y) to the Class D Units, to the extent that the Additional Book Basis Derivative Items with respect to the Disposed of Adjusted Property (determined in accordance with the last sentence of the definition of Additional Book Basis Derivative Items) treated as having been allocated to the Partners (other than holders of Class D Units to the extent of their Class D Units) pursuant to this Section 6.1(d)(xi)(B) exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. For purposes of this Section 6.1(d)(xi)(B), the Partners (other than holders of Class D Units to the extent of their Class D Units) shall be treated as having been allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to such Partners under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among such Partners). Any allocation made pursuant to this Section 6.1(d)(xi)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xi) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C) Net Termination Loss in an amount equal to the lesser of (1) such Net Termination Loss and (2) the Aggregate Remaining Net Positive Adjustments shall be allocated in such manner as is determined by the General Partner that, to the extent possible, the Capital Account balances of the Partners will equal the amount they would have been had no prior Book-Up Events occurred, and any remaining Net Termination Loss (and the case of the Class D Units, Unrealized Gain) shall be allocated pursuant to Sections 5.14(b)(i)(C) and 6.1(c). In allocating Net Termination Loss pursuant to this Section 6.1(d)(xi)(C), the General Partner shall attempt, to the extent possible, to cause the Capital Accounts of the Partners (other than holders of Class D Units to the extent of their Class D Units), on the one hand, and the Class D Units, on the other hand, to equal the amount they would equal if (i) the Carrying Values of the Partnership’s property had not been previously adjusted in connection with any prior Book-Up Events, (ii) Unrealized Gain and Unrealized Loss (or, in the case of a liquidation, actual gain or loss) with respect to such Partnership property were determined with respect to such unadjusted Carrying Values, and (iii) any resulting Net Termination Gain (and the case of the Class D Units, Unrealized Gain) had been allocated pursuant to Sections 5.14(b)(i)(C) and 6.1(c).

(D) In making the allocations required under this Section 6.1(d)(xi), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xi). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for U.S. federal income tax purposes (the “lower tier partnership”), the General Partner may make allocations similar to those described in Sections 6.1(d)(xi)(A), (B), and (C) to the extent the General Partner determines such allocations are necessary to account for the Partnership’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xi).”

(i) Article VI is hereby amended to add a new Section 6.7 as follows:

“Section 6.7 Special Provisions Relating to the Holders of Class D Units.

(a) A Unitholder holding a Common Unit that derived from a Class D Unit pursuant to Section 5.14 shall not be issued a Common Unit Certificate, and shall not be permitted to transfer such Common Units until such time as the General Partner determines, based on advice of counsel, that the converted Class D Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7, the General Partner shall take whatever steps are required to provide economic uniformity to the converted Class D Units in preparation for a transfer of such Units; provided, however, that no steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates (for this purpose the allocations of Unrealized Gain with respect to Class D Units pursuant to Section 5.14(b)(i)(C)(2) will be deemed not to have a material adverse effect on the Unitholders holding Common Units).

(b) Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Class D Units (a) shall (i) possess the rights, preferences and privileges and the duties and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII, (ii) have a Capital Account as a Partner pursuant to Section 5.6 and all other provisions related thereto and be entitled to vote on any matters requiring the approval of the holders of Outstanding Units, and (b) shall not (i) be entitled to any distributions other than as provided in Section 5.14, Article VI or Article XII or (ii) be allocated items of income, gain, loss or deduction other than as specified in Section 5.14 or Article VI.

(j) Section 12.8 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“Section 12.8 Capital Account Restoration. “No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership except to the extent the holder has a negative Capital Account balance with respect to a Class D Unit. Any Partner with a negative Capital Account balance with respect to a Class D Unit shall have an obligation to restore such negative Class D Unit Capital Account balance upon liquidation of the Partnership.”

Section 2. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 3. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

Section 4. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

LE GP, LLC

By:	/s/ John W. McReynolds
John W. McReynolds
President

LIMITED PARTNERS :
All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to the Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

By:	LE GP, LLC, General Partner of Energy Transfer Equity, L.P., as attorney-in-fact for all Limited Partners pursuant to the powers of Attorney granted pursuant to Section 2.6 of the Partnership Agreement.

By:	/s/ John W. McReynolds
John W. McReynolds
President